Exhibit 4.14

AGREED FORM

	ABN AMRO Bank N.V.	CIT Aerospace International
as Arranger

Aircraft Head Lease

in respect of one (1) Airbus A[**                              ] aircraft with manufacturer's serial number [**
] and registration mark [**                ] equipped with two [engine type] engines

Dated

Madeleine Leasing Limited
(Lessor)

CIT Aerospace International
(Head Lessee)

Contents

1	Interpretation	1

2	Conditions precedent	1

3	Delivery and acceptance of Aircraft	2

4	Head Lease Period	3

5	Disclaimers	3

6	Rent and other payments	5

7	Operational covenants	6

8	Possession and leasing	12

9	Maintenance and repair; Engines and Parts	15

10	Aircraft not on lease	15

11	Insurance	15

12	Loss, damage and requisition	20

13	Other Loss or damage	20

14	Changes in circumstances and prepayment	21

15	Default	22

16	Lessor's rights	28

17	Payments on termination	28

18	Option to purchase	29

19	Redelivery	30

20	Further provisions	32

21	Governing law	32

22	Dispute resolution	32

23	Counterparts	33

Contents (i)

Schedule 1 – Aircraft Description	34

Schedule 2 - Form of Acceptance Certificate	35

Schedule 3 - Insurance requirements	37

Schedule 4 – Form of Eurocontrol Letter	41

Contents (ii)

Aircraft Head Lease

Dated

Between

(1)

Madeleine Leasing Limited, a limited liability company incorporated under the laws of Ireland having its registered office at 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland (Lessor) and

(2)	CIT Aerospace International, an unlimited company incorporated under the laws of Ireland having its registered office at 1 Stoke's Place, St. Stephen's Green, Dublin 2, Ireland (Head Lessee)

Recitals

The Lessor wishes to lease to the Head Lessee and the Head Lessee is willing to lease from the Lessor the Aircraft on the terms of this Agreement.

It is agreed:

1 1.1

Interpretation

Definitions

In this Agreement, All Parties Agreement means the agreement with that name of the same date as this Agreement between, amongst others, the Lessor and the Head Lessee relating to the aircraft referred to on the cover of this Agreement.

1.2	Construction

	(a)	Unless otherwise defined in this Agreement, capitalised terms used in this Agreement have the meaning given to them in the All Parties Agreement.

	(b)	In this Agreement the provisions of clause 1.2 (a) to (g) (Construction) of the All Parties Agreement are deemed to be set out herein in their entirety but as if each reference to "this Agreement" were a reference instead to this Agreement.

2 2.1

Conditions precedent

Lessor conditions precedent

The obligations of the Lessor to lease the Aircraft to the Head Lessee under this Agreement are subject to the applicable conditions precedent set out in clause 2 (Conditions) of the All Parties Agreement.

2.2	Head Lessee conditions precedent

	(a)	The obligations of the Head Lessee to lease the Aircraft from the Lessor under this Agreement are subject to applicable conditions set out in clause 2.8 (Head Lessee conditions precedent) of the All Parties Agreement.

	(b)	Notwithstanding Clause 2.2(a), if the Head Lessee executes the Acceptance Certificate, the Head Lessee shall be deemed to have waived those applicable conditions and Clause 3.2(c) (Acceptance) shall apply.

3 3.1

Delivery and acceptance of Aircraft

Delivery

On the date the Aircraft is tendered for delivery by the Manufacturer under the Aircraft Purchase Agreement and the Purchase Agreement Assignment, subject to satisfaction, waiver or deferral of the conditions referred to in Clause 2 (Conditions precedent), the Lessor will:

	(a)	take title to the Aircraft from the Manufacturer at the Delivery Location; and

	(b)	deliver the Aircraft to the Head Lessee pursuant to this Agreement at the Delivery Location.

3.2	Acceptance

	(a)	The Head Lessee acknowledges that the Lessor has appointed the Head Lessee, under the Purchase Agreement Assignment, as the agent of the Lessor to accept delivery of the Aircraft from the Manufacturer.

	(b)	[From the time the Head Lessee holds physical possession of the Aircraft until the leasing of the Aircraft under this Agreement becomes effective, the Head Lessee agrees to hold the Aircraft in custody, and to hold possession of the Aircraft, for the Lessor.][1]

	(c)	The Head Lessee agrees that if delivery of the Aircraft is so accepted from the Manufacturer by the Head Lessee such acceptance, without further act, irrevocably constitutes absolute and unconditional acceptance by the Head Lessee of the Aircraft under this Agreement.

	(d)	Immediately upon acceptance of the Aircraft, the Head Lessee shall execute and deliver to the Lessor the Acceptance Certificate but any failure to do so shall not affect the effectiveness of the Head Lessee's acceptance of the Aircraft under this Agreement.

3.3	Condition of Aircraft The Head Lessee acknowledges that, without prejudice to Clause 5.1 (General disclaimers):

	(a)	the Lessor has agreed to purchase the Aircraft under the Aircraft Purchase Agreement subject to the Purchase Agreement Assignment for the sole purpose of leasing the Aircraft to the Head Lessee under this Agreement;

	(b)	no Relevant Party nor any Export Credit Agency has any responsibility whatsoever in respect of the condition of the Aircraft at Delivery;

	(c)	the condition of the Aircraft on Delivery and its compliance or otherwise with the general description and specification contained in, and annexed to, the Aircraft Purchase Agreement or set out in this Agreement or any other Transaction Document is the sole responsibility of the Head Lessee; and

	(d)	no Relevant Party nor any Export Credit Agency shall be liable for any Losses resulting directly or indirectly from any defect or alleged defect in the Aircraft or failure or alleged failure of the Aircraft to comply with the Aircraft Purchase Agreement or any Transaction Document.

1 Hamburg deliveries only.

3.4

Licences

The Head Lessee shall, at its own expense, obtain or procure that the Lessee obtains all authorisations which may be necessary to export and/or transport the Aircraft from the Delivery Location to the Habitual Base.

3.5

Delayed Delivery

The Lessor is not responsible for any delay in, or change in the place of, delivery or for the non delivery of the Aircraft under this Agreement arising from any delay in, or change in the place of, delivery or for non-delivery of the Aircraft under the Aircraft Purchase Agreement or the Purchase Agreement Assignment (whether permitted under either such agreement or not) unless that delay is caused by the fraud, gross negligence or wilful misconduct of the Lessor.

3.6	Availability End Date

(a) If for any reason the Aircraft has not been delivered to and accepted by the Head Lessee in accordance with this Agreement on or before the Availability End Date, either Party may cancel the obligation contained in this Agreement to lease the Aircraft by giving written notice to the other Party to that effect.

(b) Any cancellation under Clause 3.6(a) shall be without prejudice to any accrued rights or remedies either Party may have under this Agreement.

4 4.1	Head Lease Period Agreement to lease The Lessor agrees to lease to the Head Lessee, and the Head Lessee agrees to lease from the Lessor, the Aircraft for the Head Lease Period.

4.2	Head Lease Period The Head Lease Period will commence on the Delivery Date and end on the Termination Date.

4.3	Risk The Head Lessee will be responsible for all risks associated with the use and operation of the Aircraft from the Delivery Date until Redelivery.

5	Disclaimers

5.1	General disclaimers

(a) THE HEAD LESSEE UNCONDITIONALLY AND IRREVOCABLY ACKNOWLEDGES AND AGREES THAT:

(i) IT ALONE HAS SELECTED THE AIRCRAFT FOR LEASING BY THE LESSOR TO THE HEAD LESSEE; AND

(ii) THE WARRANTIES AND GUARANTEES PROVIDED UNDER THE AIRCRAFT PURCHASE AGREEMENT AND THE ENGINE CONTRACT ARE IN ALL RESPECTS SATISFACTORY TO THE HEAD LESSEE AND NO INDEMNITEE HAS ANY RESPONSIBILITY IN RESPECT OF SUCH WARRANTIES AND GUARANTEES.

(b)

THE HEAD LESSEE UNCONDITIONALLY AND IRREVOCABLY ACKNOWLEDGES AND AGREES THAT AS BETWEEN THE INDEMNITEES AND THE HEAD LESSEE THE AIRCRAFT IS TO BE LEASED IN AN "AS IS, WHERE IS" CONDITION AS AT THE DELIVERY DATE AND THROUGHOUT THE HEAD LEASE PERIOD AND THAT, SAVE AS EXPRESSLY STATED IN THIS AGREEMENT:

	(i)	NO INDEMNITEE WILL HAVE ANY LIABILITY IN RELATION TO, AND HAS NOT AND WILL NOT BE DEEMED TO HAVE MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE), ANY CONDITIONS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OR TRADE), WITH RESPECT TO, THE AIRCRAFT OR ANY ENGINE OR PART, INCLUDING (BUT NOT LIMITED TO) THE DESCRIPTION, AIRWORTHINESS, SAFETY, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, QUALITY, FREEDOM FROM INFRINGEMENT OF PATENT, TRADEMARK, COPYRIGHT OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE, DURABILITY, CONDITION, DESIGN, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO TITLE TO THE AIRCRAFT OR AS TO ANY OTHER MATTER WHATSOEVER; AND

	(ii)	NO INDEMNITEE SHALL HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO THE HEAD LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNITEE OR OTHERWISE) FOR:

		(aa)	ANY LOSS OF ANY KIND CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR BY ANY INADEQUACY OF IT OR DEFICIENCY OR DEFECT IN IT OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION WITH IT;

		(bb)	THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY RISKS RELATING TO IT;

		(cc)	ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER DIRECT, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE;

		(dd)	THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT, MODIFICATION OR REPLACEMENT OF THE AIRCRAFT; OR

		(ee)	ANY OTHER AIRCRAFT RELATED ACTIVITY.

(c)

DELIVERY OF THE ACCEPTANCE CERTIFICATE BY THE HEAD LESSEE TO THE LESSOR WILL BE CONCLUSIVE PROOF AS BETWEEN THE LESSOR AND THE HEAD LESSEE THAT THE HEAD LESSEE'S TECHNICAL EXPERTS HAVE EXAMINED AND INVESTIGATED THE AIRCRAFT AND EACH PART OF IT AND THAT THE AIRCRAFT AND EACH PART OF IT IS AIRWORTHY AND IN GOOD WORKING ORDER AND REPAIR, WITHOUT DEFECT (WHETHER OR NOT DISCOVERABLE AT THE DELIVERY DATE) AND (EXCEPT AS OTHERWISE STATED IN IT) IN EVERY WAY SATISFACTORY TO THE HEAD LESSEE.

5.2

Repairs and replacement

If the Aircraft, any Engine, any Part or any Manual and Technical Record is lost, confiscated, damaged, destroyed or otherwise rendered or declared unfit or unavailable for use, neither the Lessor nor any other Indemnitee will be liable to repair the same or to supply any equipment in substitution or replacement therefor.

6	Rent and other payments

6.1	Initial Rent

	(a)	The Head Lessee shall, on or before the Delivery Date, pay to the Lessor by way of an initial instalment of Rent an amount (in Dollars) equal to the amount by which the Aircraft Price exceeds the aggregate of the amount of the ECA Aircraft Supported Amount.

	(b)	The Head Lessee shall, on or before the Delivery Date, pay to the Lessor by way of an initial instalment of Rent an amount (in Dollars) equal to the aggregate amount of:

(i) the ECA Premia not being financed under the ECA Loan Agreement; and

(ii) the cost of Buyer Furnished Equipment to the extent not Eligible Buyer Furnished Equipment

6.2	Rent

	(a)	On each Rent Payment Date during the Head Lease Period, the Head Lessee will pay to the Lessor, in arrear, A Rent and B Rent.

	(b)	The Lessor may only provide a notice to the ECA Facility Agent under clause 6.3 (Fixed rate option) of the ECA Loan Agreement if it is instructed to do so in writing by the Head Lessee, in which case, if no Head Lease Default has occurred which is continuing, the Lessor shall provide such a notice to the ECA Facility Agent in accordance with those instructions.

6.3

Payment obligations absolute and unconditional

The Head Lessee's obligations to pay all amounts payable under this Agreement are absolute and unconditional and will not be affected by, and no amount expressed to be payable under this Agreement by the Head Lessee will cease to be payable or be suspended or the amount of the payments be reduced by reason of, any circumstance whatsoever, including:

	(a)	any deduction or withholding (except as permitted by clause 14.5 (Tax gross-up) of the All Parties Agreement), right of set-off, counterclaim, recoupment, defence or other right which either Party may have against the other or against any other person;

	(b)	subject to the provisions of Clause 12 (Loss, damage and requisition), the occurrence of a Total Loss of or any damage (not constituting a Total Loss) to or any unavailability for any reason (including a requisition not constituting a Total Loss) of the Aircraft, the Airframe, any Engine or any Part or any other prohibition or interruption of or other restriction against the Head Lessee's use, operation or possession of the Aircraft or that of the operator of the Aircraft for the time being or any other interference with such use, operation or possession;

	(c)	the fact that any Relevant Party has exercised any of its rights, powers or remedies under this Agreement or under any other Transaction Document;

	(d)	any insolvency, bankruptcy, liquidation, administration, winding-up, suspension of payments, reorganisation, reconstruction, arrangement, readjustment or rescheduling of debt, dissolution or similar matter affecting the Head Lessee, the Lessor or any other person;

	(e)	any invalidity or unenforceability of any Transaction Document or any provision of any Transaction Document;

	(f)	any failure or delay on the part of either Party, whether with or without fault on its part, in performing or complying with any of the terms of, or obligations under, this Agreement or any other Transaction Document;

	(g)	any misrepresentation, negligence, misconduct, action or inaction by any person; or

	(h)	any other cause which (but for this provision) would or might have the effect of terminating, discharging or in any way affecting any obligation of the Head Lessee hereunder.

6.4	Interest on overdue amounts

	(a)	If the Head Lessee fails to pay any amount payable by it under any Transaction Document, it shall immediately on demand by the Lessor or any other relevant Indemnitee pay interest on the overdue amount from its due date up to the date of actual payment, before, on and after judgment.

	(b)	Such interest will be at the Default Rate for successive periods, the duration of each of which will be selected by the Lessor. Interest (if unpaid) on any overdue amount will be compounded with that overdue amount at the end of each such period but will remain immediately due and payable.

	(c)	Such interest will accrue from day to day and be calculated on the basis of a year of three hundred and sixty (360) days and actual days elapsed.

	(d)	The Head Lessee need not pay an amount of interest under this Clause to the extent it makes payments of any amount payable pursuant to clause 14.2 (Flow through indemnity) of the All Parties Agreement which corresponds to a sum payable pursuant to clause 8.4 (Interest on overdue amounts) of the ECA Loan Agreement.

6.5	Accounts for payment All payments by the Head Lessee under this Agreement shall be made to the Lessor Account or as otherwise directed by the Lessor.

7	Operational covenants

The Head Lessee shall comply with the covenants in this Clause 7.

7.1	Title

	(a)	Title to the Aircraft will remain vested in the Lessor, subject to the Mortgage and the provisions of this Agreement.

	(b)	The Head Lessee shall not and shall procure that the Lessee shall not:

(i)
hold itself out as owner of the Aircraft or having power to sell, charge or lease (other than as expressly permitted under Clause 8 (Possession and leasing) or the equivalent provisions of the Lease) the Aircraft or any part thereof;

(ii) hold out any Relevant Party or an Export Credit Agency as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage; or

		(iii)	do or knowingly permit to be done (or omit to do) any action which might reasonably be expected to jeopardise the rights of any Relevant Party or any Export Credit Agency in respect of the Aircraft or the Transaction Documents.

7.2	Lessor's right of inspection

	(a)	The Head Lessee shall permit or procure that the Lessee permits the Lessor and the Relevant Agent (or their respective agents or nominees), at any time:

		(i)	following the occurrence of a Head Lease Default which is outstanding;

		(ii)	upon request to do so (and on reasonable notice) by an Export Credit Agency; or

		(iii)	on reasonable notice and in such a way as not to interfere with the Head Lessee's or the Lessee's, as the case may be, commercial operations,

to inspect the Aircraft or any Engine or Part to ascertain the condition thereof and satisfy themselves that the Aircraft is being properly repaired and maintained in accordance with this Agreement and the Head Lessee shall or shall procure that the Lessee shall at such time make available all Manuals and Technical Records and other operational records to the Aircraft. Provided no Head Lease Default has occurred and is continuing, the Lessor and the Relevant Agent shall, as far as is reasonably practical, schedule any inspections of the Aircraft to occur under Clause 7.2 (a)(ii) or (iii) to coincide with inspections of such Aircraft made by the Head Lessee. However, failure to schedule such inspection of the Aircraft to so coincide shall not prejudice the rights of the Lessor and the Relevant Agent hereunder.

	(b)	During any inspection referred to in Clause 7.2(a), the Lessor and the Relevant Agent (or their respective agents or nominees) may:

		(i)	take copies of the Manuals and Technical Records and other operational records relating to the Aircraft; and

		(ii)	in the case of an inspection referred to in Clause 19 (Redelivery) and to the extent permitted by the Aviation Authority, have an observer travel on the flight deck on flights.

	(c)	The cost of any such inspection shall be for the account of the Head Lessee not more frequently than once in every twelve (12) month period and in addition if:

		(i)	it occurs while (or if it shows that) a Head Lease Default is continuing;

		(ii)	it is requested following an inspection which has shown that the Aircraft is not in the condition required by this Agreement; or

		(iii)	it is an inspection referred to in Clause 19 (Redelivery).

	(d)	The Lessor and the Relevant Agent (or their respective agents and nominees) may also attend any C Check or 6/12 Years Check for the Aircraft, any Engine performance or life restoration shop visit, any APU Overhaul or any Landing Gear Overhaul at the cost of the Head Lessee. The Head Lessee shall or shall procure that the Lessee shall provide the Lessor and the Relevant Agent with not less than twenty (20) days' prior written notice of any such event or, if this is not practicable, by the earliest practicable time.

	(e)	The Head Lessee shall or shall procure that the Lessee shall promptly rectify or procure the rectification of any deficiencies found during any inspection.

	(f)	The Head Lessee shall promptly (and at least five (5) Business Days in advance) notify the Lessor and the Relevant Agent of the time and place of any inspection of the Aircraft which the Head Lessee (or its agents) intends to carry out in its capacity as lessor under the Lease. If any such inspection reveals any circumstance which gives the Head Lessee (in its capacity as lessor under the Lease) cause for concern, the Head Lessee shall provide the Lessor and the Relevant Agent with (i) a copy of the report prepared as a result of such inspection and (ii) notify the Lessor and the Relevant Agent of the steps it is proposing to take to enforce the terms of the Lease.

	(g)	None of the Lessor, the Relevant Agent, each other Relevant Party nor the Export Credit Agencies shall have:

(i) any duty or liability to make any such inspection or survey; or

(ii) any liability arising from any such inspection or survey.

7.3	Registration

	(a)	This Agreement constitutes an agreement for the registration of the Aircraft with the Aviation Authority, and the registration will be made pursuant to this Agreement. [Cape Town transactions only]

	(b)	The Head Lessee shall or procure that the Lessee shall keep the Aircraft registered with the Aviation Authority in the name of the Lessee (as lessee and operator) and in the name of the Lessor (as owner and lessor of the Aircraft), in each case to the fullest extent permitted by Applicable Law, and, if required pursuant to clause 10.3.1(e) (Second Trigger Event) of the All Parties Agreement, with the interest of the Security Trustee (as mortgagee of the Aircraft) duly recorded to the fullest extent permitted by Applicable Law, and the Head Lessee shall not and shall procure that the Lessee shall not do or permit to be done anything which might adversely affect such registration.

	(c)	The Head Lessee will execute, deliver, notarise and legalise (or procure the same from the Lessee) all documents and take all actions (including making any filing, recording or registration with the Aviation Authority or any other Government Entity or as required to comply with any Applicable Law and amending any Transaction Document) as may from time to time be required by the Relevant Agent (acting reasonably) to establish, maintain, preserve, perfect and protect the rights and interests of the Relevant Parties in the Aircraft and the Transaction Documents including as requested by the Relevant Agent if in the State of Registration, the Habitual Base or the jurisdiction of incorporation of the Head Lessee, the Lessee or the Lessor there is, or is brought into force, any legislative or other provisions giving effect to the Geneva Convention or otherwise relating to recognition of rights in aircraft.

	(d)	If at any time any of the State of Registration or the jurisdiction of incorporation of the Head Lessee, the Lessee or the Lessor is, or becomes, a Contracting State to the Cape Town Convention, the Head Lessee shall, upon the request of the Lessor, use all reasonable endeavours to cause:

(i) all of the Transaction Documents which constitute or create an International Interest or a National Interest to be duly registered in accordance with the provisions of the Cape Town Convention; and

(ii)
all other filings and recordings and all such other action including the entry into of new documentation necessary to constitute the leasing of the Aircraft under this Agreement or any Security as International Interests or National Interests under the Cape Town Convention which, in the case of Security, may be in addition to or in substitution for the Security contemplated as at the date of this Agreement, to protect and perfect the respective rights, title and interests of the Relevant Parties hereunder and thereunder.

	(e)	Where the Cape Town Convention permits any of the Parties to consent or to agree to a provision of the Cape Town Convention applying or not applying, the Head Lessee agrees that the terms of any such new documentation will provide for the Head Lessee's consent or agreement as required by the Lessor.][To be used for non-Cape Town transactions] [The Head Lessee consents to the registration of any Prospective International Interests, International Interests and National Interests arising under [this Agreement] [the Transaction Documents] at the International Registry and shall take all actions necessary on its part to ensure that:

(i)
all International Interests, Prospective International Interests and National Interests which the Lessor requires to be registered are promptly registered at the International Registry with the priority required by the Lessor; and

(ii)
all International Interests, Prospective International Interests, National Interests and Non-Consensual Rights or Interests which the Lessor requires to be removed or discharged are promptly removed or discharged.] [Cape Town transactions only]

	(f)	The Head Lessee shall be responsible for all costs and expenses reasonably incurred by the Export Credit Agencies and the Administrative Parties in connection with any registrations, recordings or filings contemplated in this Clause 7.3.

7.4	Irrevocable de-registration and export request authorisation

(a)	[The Head Lessee undertakes promptly on [delivery of the Aircraft][any registration effected pursuant to Clause 7.3(d)*] [* in the case where the Cape Town Convention only applies after original delivery] to submit and procure the Lessee submits an IDERA for recordation by the Aviation Authority]. Following recordation by the Aviation Authority, the Head Lessee shall return both IDERAs to the Lessor.]
[Cape Town transactions only]

	(b)	The Head Lessee undertakes not to execute or submit or permit the Lessee to execute or submit an IDERA for recordation in favour of any creditor other than the Lessor or the Security Trustee without the Lessor's prior written consent.

7.5

Nameplates

The Head Lessee shall ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) in a prominent position in the cockpit of the Aircraft adjacent to the certificate of airworthiness and on each Engine stating, in the case of the cockpit plate:

NOTICE OF OWNERSHIP

THIS AIRCRAFT IS OWNED BY MADELEINE LEASING LIMITED AND IS LEASED TO CIT AEROSPACE INTERNATIONAL AND MORTGAGED TO ABN AMRO BANK N.V. ON BEHALF OF CERTAIN LENDERS,

and, in the case of each engine plate:

NOTICE OF OWNERSHIP

THIS ENGINE IS OWNED BY MADELEINE LEASING LIMITED AND IS LEASED TO CIT AEROSPACE INTERNATIONAL AND MORTGAGED TO ABN AMRO BANK N.V. ON BEHALF OF CERTAIN LENDERS,

such name plates (both cockpit and engine) to be replaced, if requested, within sixty (60) days, reflecting the name of any successor to or permitted assignee or permitted transferee of the Lessor and/or the Security Trustee.

7.6	Security Interests

	(a)	The Head Lessee may not create or permit to arise or exist any Security Interest (other than Permitted Security Interests) over the Aircraft or any Part.

	(b)	Neither the Head Lessee nor the Lessee shall permit any person to register a Prospective International Interest, International Interest or National Interest at the International Registry without the prior written consent of the Lessor except for any created pursuant to the Transaction Documents where:

(i) the Head Lessee is the debtor;

(ii) the Lessee is the debtor and the Head Lessee is the creditor; or

(iii) the Lessor is the debtor and any of the Finance Parties is the creditor.

	(c)	The Head Lessee shall search the International Registry no less than once in any twelve (12) month period during the Head Lease Period in respect of any interests registered against the Airframe or Engines on request of the Relevant Agent and provide the Relevant Agent with a copy of the search certificate showing that there are no prospective International Interests or National Interests registered other than those registered under the Transaction Documents.

	(d)	If a Head Lease Event of Default is continuing, the Lessor or the Security Trustee may, in its discretion at the Head Lessee's cost, make such searches of the International Registry in relation to the Airframe and Engines as it sees fit.

	(e)	The Head Lessee shall promptly notify the Lessor on becoming aware of the registration any Non-Consensual Right or Interest at the International Registry against the Airframe or Engines and take all reasonable steps necessary to procure the discharge and de-registration of such interest.

	(f)	The Head Lessee shall promptly pay when due, or make adequate provision (by way of security or otherwise) for, all debts, claims, liabilities or obligations whatsoever (whether incurred by or imposed upon the Head Lessee or any other person other than the Lessee) which may give rise to any Security Interest (other than Permitted Security Interests) over the Aircraft (or any Engine or Part) and the Head Lessee shall promptly inform the Lessor if any such Security Interest arises and shall immediately take any action as may be necessary to discharge any such Security Interests.

	(g)	The Head Lessee shall not and shall procure that the Lessee shall not (otherwise than as expressly contemplated by the Transaction Documents) do anything or take any action or knowingly omit to take any action which has or may have the effect of prejudicing the first priority nature of the Security Interests expressed to be created by the Security Documents.

	(h)	The Lease shall contain provisions corresponding in all material respects with those stated in clause 17.7 (Permitted Liens) of the Model Lease amended to the extent the Head Lessee considers appropriate acting in accordance with the Standard.

7.7

No pledge of credit

Neither the Head Lessee nor the Lessee has authority to pledge, and may not pledge, the credit of any Relevant Party or any Export Credit Agency for any fees, costs or expenses connected with any Aircraft Related Activity.

7.8

Manuals and Technical Records

All records of flights made by the Aircraft and of all maintenance and repairs carried out on the Aircraft, each Engine and each Part will form part of the Manuals and Technical Records and shall be the property of the Lessor and subject to the Mortgage.

7.9

Personnel

The Head Lessee shall ensure that the crew and engineers employed in connection with the operation and maintenance of the Aircraft have the qualifications and licences required by the Aviation Authority and Applicable Law.

7.10	Operation and compliance with laws The Head Lessee shall procure that the Lessee:

	(a)	uses the Aircraft solely in commercial or other operations for which it is duly authorised by the Aviation Authority and Applicable Law;

	(b)	does not use the Aircraft for the carriage of:

(i) any goods, materials, livestock or items of cargo which could be expected to cause damage to the Aircraft or which would not be adequately covered by the insurances relating to the Aircraft; or

(ii)
any item or substance whose possession or carriage is illegal under any Applicable Law, and shall otherwise comply with any and all carriage regulations or restrictions from time to time issued by the International Air Transport Association;

	(c)	does not cause or permit the Aircraft to be operated in any manner contrary to:

(i) any Applicable Law;

(ii) any mandatory requirement of the Manufacturer or the Engine Manufacturer (or such higher standard as may be imposed on the Lessee under the Lease); or

(iii) any regulation or requirement of any Government Entity, the Aviation Authority or any other competent authority which is for the time being applicable to the Aircraft or the owner or operator of it;

	(d)	does not abandon the Aircraft or do or permit to be done anything which may expose the Aircraft or any part of it to the risk of damage, destruction, arrest, confiscation, seizure, forfeiture, impounding, detention or appropriation;

	(e)	does not use the Aircraft for purposes of training, qualifying or reconfirming the status of cockpit personnel except for the benefit of the Lessee's cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type as the Aircraft operated by the Lessee; and

	(f)	subject to Clause 8 (Possession and leasing), obtains and maintains in full force and effect all authorisations from time to time required for the use and operation of the Aircraft.

7.11

Geographical restrictions[2]

The Head Lessee shall not cause or permit the Aircraft to proceed to, or remain at, any location which is for the time being the subject of a prohibition order (or any similar order or directive) or sanctions or restrictions issued by:

	(a)	any Government Entity of the European Union, France, Germany, the United Kingdom, the United States of America, the State of Registration or the Habitual Base;

	(b)	any Government Entity of the country in which such location is situated; or

	(c)	any Government Entity having jurisdiction over the Lessor, the Relevant Parties or the Aircraft; or

	(d)	the United Nations Security Council to the extent in each case relevant to the Aircraft, the Transaction Documents or matters arising therefrom.

7.12

No discrimination

The Head Lessee shall procure that the Lessee does not maintain or insure the Aircraft, any Engine or Part or utilise the Aircraft for flight crew training purposes in a manner which discriminates against the Aircraft, when compared with the manner in which the Lessee maintains, insures or utilises other aircraft, engines or parts (in each case of a similar model to the Aircraft, the Engines or Parts) in the Lessee's fleet.

7.13	Air Operator's Certificate The Head Lessee shall procure that the Lessee has at all times a current valid Air Operator's Certificate for aircraft of the same type as the Aircraft.

8 8.1 8.1.1

Possession and leasing

Lease

The Head Lessee may lease the Aircraft to any lessee which has been approved by the Relevant Agent (acting on the instructions of the National Agents) pursuant to a lease which complies with the requirements of this Agreement.

8.1.2

At least fifteen (15) days prior to the delivery of the Aircraft to a Lessee, the Head Lessee shall notify the ECA Facility Agent of the identity of the proposed Lessee and the proposed State of Registration and the Head Lessee shall attach to such notice:

	(a)	a Certified Copy of the proposed Lease; and

	(b)	the responses (addressed and in form satisfactory to the Export Credit Agencies) of legal counsel satisfactory to the ECA Facility Agent in the jurisdiction of incorporation of the proposed Lessee (and, if different, in the proposed State of Registration) to a jurisdictional questionnaire in the form from time to time required by the Export Credit Agencies.

8.1.3

Save as otherwise expressly provided in this Agreement, each Lease shall contain provisions corresponding to those stated in the Model Lease amended to the extent the Head Lessee considers appropriate acting in accordance with the Standard.

2 CIT to advise if Lessee normally flies on routes which would breach this provision so the ECAs can consider a specific waiver on a case-by-case basis

8.1.4	Prior to delivery of the Aircraft to a Lessee under a Lease the Head Lessee shall provide to the ECA Facility Agent:

	(a)	the conditions precedent referred to in paragraphs 7 (Insurance documents) and 8 (Aircraft documents) of part 2 of schedule 2 to the All Parties Agreement in relation to the Lessee;

	(b)	a Lease Security Assignment, Borrower Security Assignment, Airframe Warranties Assignment and Engine Warranties Assignment, together with the notices and acknowledgements required pursuant thereto; and

	(c)	legal opinions addressed and in form and substance satisfactory to the Lessor, each Export Credit Agency, the ECA Facility Agent and the Security Trustee (on behalf of itself and each Lender) from:

(i) Denton Wilde Sapte LLP as to matters of English law;

(ii) Matheson Ormsby Prentice in respect of the Head Lessee;

(iii) A&L Goodbody in respect of the Lessor and as to matters of Irish law; and

(iv) legal counsel acceptable to the ECA Facility Agent as to matters of law in the State of Registration and, if different, the jurisdiction of incorporation of the Lessee.

8.2	Home Country Aircraft

	(a)	The Head Lessee shall not deliver the Aircraft to a Lessee under a Lease if such delivery occurs prior to the second anniversary of the Delivery Date and (i) as a result of delivery of that Aircraft to that Lessee more than twenty five per cent (25%) of the Aircraft and the Other Aircraft (rounded down to the nearest whole number and determined by number and not by value) would be Home Country Aircraft or (ii) such Lessee is incorporated or has its principal place of business in the United States of America.

	(b)	The restrictions set out in Clause 8.2(a) shall not:

(i)
prevent the delivery of the Aircraft to a Lessee which is not the first Lessee of the Aircraft since the Delivery Date provided that the Lease to such Lessee commences on or after the second anniversary of the Delivery Date; or

(ii)
prevent the delivery of the Aircraft to a Lessee in breach of any such restrictions following the bona fide repossession of the Aircraft by, or the delivery or redelivery of the Aircraft to, the Head Lessee as a result of the termination of the leasing of the Aircraft under a previous Lease prior to its scheduled expiry date as a result of a default termination of the relevant Lease.

8.3 8.3.1

Further subleasing

The Lease shall contain provisions corresponding in all material respects with those stated in clause 15 (Subleasing and wet leasing) of the Model Lease amended to the extent the Head Lessee considers appropriate acting in accordance with the Standard, provided that the Head Lessee may not derogate from such provisions in so far as they require:

	(a)	the interests of the Relevant Parties in the Aircraft, the Lease and the Permitted Sub-lease to be protected;

	(b)	the benefit of the Permitted Sub-lease to be assigned by way of security to the Head Lessee and the Sub-lessee to enter into a consent and agreement in respect thereof in from and substance satisfactory to any Relevant Party.

8.3.2	The Head Lessee shall procure that:

	(a)	the proposed Sub-lessee under a Permitted Sub-lease shall acknowledge to the Head Lessee and the ECA Facility Agent on behalf of the Lessor by an agreement in form and substance satisfactory to the ECA Facility Agent, no later than five (5) days prior to delivery of the Aircraft under the Permitted Sub-lease, that the proposed Sub-lessee's rights under the proposed Permitted Sub-lease are subject and subordinate to the Lease and this Agreement and to the rights and interests of the Head Lessee and each of the Relevant Parties under the Transaction Documents; and

	(b)	the Relevant Agent receives an opinion from Lessee's counsel addressed to each Relevant Party and in form and substance acceptable to the Relevant Agent confirming the enforceability and perfection of the Permitted Sub-lease and any security assignment, consent and agreement and subordination undertaking.

8.3.3

The Head Lessee shall procure that the Lessee does not sublease the Aircraft to a sublessee which is incorporated or has its main base of operations in any of France, Germany or the United Kingdom for a period exceeding six (6) months.

8.3.4	The Head Lessee shall procure that the Lessee only subleases the Aircraft (whether on a wet-lease or dry lease basis) to a sublessee which is:

	(a)	solvent;

	(b)	licensed to operate aircraft of the same type as the Aircraft; and

	(c)	not incorporated or based in a Prohibited Country.

8.4

IDERA

If any Prospective International Interest or International Interest has been registered at the International Registry the Head Lessee shall promptly procure the execution of an IDERA by the Lessee (and, if applicable, following any subleasing of the Aircraft by the Lessee pursuant to a Permitted Sub-lease, the relevant Sub-lessee) and its recordation by the relevant Aviation Authority, irrevocably appointing the Lessor as its certified designee under the IDERA and authorising the Lessor to exercise the remedies specified in Article 15(1) of the Cape Town Convention at the Lessor's sole discretion. Following recordation, the Head Lessee shall deliver the IDERA to the Lessor.

8.5	Continuing obligations

	(a)	Notwithstanding any leasing of the Aircraft to a Lessee or a Sub-lessee, the Head Lessee will remain fully liable to perform its obligations under this Agreement and the other Head Lessee Documents but to the extent the Lessee or a Sub-Lessee properly performs an obligation under the Lease or a Permitted Sub-lease, as the case may be, the Lessor agrees that such performance shall be regarded as discharging (to such extent) any corresponding obligations of the Head Lessee under the Head Lessee Documents.

	(b)	The Head Lessee shall deliver to the Lessor and the Relevant Agent within seven (7) Business Days after the date of execution of each Lease a duly executed copy of it.

	(c)	If the Prospective International Interest or the International Interest vesting in the Head Lessee under the Lease or vesting in the Lessee under any Permitted Sub-lease have been registered at the International Registry, the Head Lessee shall discharge or procure the Lessee discharges the registration promptly on request by the Lessor or Security Trustee.

8.6

Lease Event of Default

If an event of default (howsoever described) is continuing under a Lease or a Permitted Sub- Lease whilst a Lessee or Sub-lessee, as the case may be, is in possession of the Aircraft, the Head Lessee shall promptly notify the Security Trustee of the steps that it is proposing to take to enforce the terms of the Lease or Permitted Sub-lease, as the case may be.

9 9.1

Maintenance and repair; Engines and Parts

Lease provisions

The Lease shall contain provisions corresponding in all material respects with those stated in clause 12 (Maintenance, modification and operation of the Aircraft) of the Model Lease amended to the extent the Head Lessee considers appropriate acting in accordance with the Standard, provided that the Head Lessee may not derogate from such provisions in so far as they require title to the Engines and Parts or any Replacement Engine or Replacement Part to vest in the Lessor.

9.2	Supplemental leases and additional security

	(a)	The Head Lessee shall promptly enter into any supplemental lease (which shall be consistent with this Agreement) in respect of a Replacement Engine required by the Relevant Agent and register, at the International Registry, the Prospective International Interest and/or the International Interest to be vested in the Lessor in the Replacement Engine by the supplemental lease, to the extent that the interest is registrable, with priority satisfactory to the Relevant Agent.

	(b)	The Lessor shall promptly enter into any supplemental security over a Replacement Engine required by the Relevant Agent and procure the registration, at the International Registry, of the Prospective International Interest and/or International Interest created, or to be created, in the Replacement Engine by the supplemental security document, to the extent that the interests are registrable, with priority satisfactory to the Relevant Agent.

10	Aircraft not on lease If at any time the Aircraft is not leased to a Lessee pursuant to a Lease, the Head Lessee shall manage the Aircraft in respect of maintenance and insurance:

	(a)	to the standard of a prudent and reputable international operating lessor; and

	(b)	consistently with other similar aircraft owned or leased-in by the Head Lessee and not leased-out to a customer of the Head Lessee.

11	Insurance

11.1	Insurances

	(a)	During the Head Lease Period and thereafter as required by this Agreement, the Head Lessee shall, at the Head Lessee's expense, procure that insurances are effected and maintained in respect of the Aircraft in form and substance satisfactory to the Lessor and the Relevant Agent.

	(b)	The Insurances shall be effected through such brokers and with such insurers and subject to such deductibles and exclusions as may be approved by the Lessor (such approval as regards deductibles and exclusions not to be unreasonably withheld).

	(c)	The Insurances shall be effected either:

(i) on a direct basis with insurers of recognised standing who normally participate in aviation insurances in the leading international aviation insurance markets, or such other market as the Lessor approves, and led by reputable underwriter(s) approved by the Lessor (acting reasonably); or

(ii) with a single insurer or group of insurers approved by the Lessor (acting reasonably) which does not fully retain the risk but effects substantial reinsurance of not less than ninety-five per cent (95%) of all risks insured with reinsurers in the leading international aviation insurance markets and through brokers each of recognised standing and approved by the Lessor (acting reasonably) (the Reinsurances).

11.2	Requirements

	(a)	The Lessor's current requirements relating to the Insurances are as specified in this Clause 11 and in Schedule 3 (Insurance requirements).

	(b)	The Lessor may from time to time stipulate other requirements for the Insurances based on what is generally available in the leading international aviation insurance markets so that:

(i) the scope and level of cover are maintained in line with best industry practice; and

(ii) the interests of the Relevant Parties continue to be fully protected.

	(c)	The Head Lessee shall comply with, or procure the Lessee's compliance with, the requirements set out in this Agreement and any other such stipulated reasonable requirements.

	(d)	Without prejudice to the requirements set out in this Clause 11 and in Schedule 3 (Insurance requirements), the Head Lessee shall not, and shall procure that the Lessee shall not, in any way adversely discriminate against the Aircraft so far as concerns its Insurances by comparison with other aircraft owned or leased by the Head Lessee or, as the case may be, operated by the Lessee.

	(e)	Save as otherwise expressly provided in this Agreement, each Lease shall contain provisions corresponding to those stated in clause 19 (Insurance) of the Model Lease amended to the extent the Head Lessee considers appropriate acting in accordance with the Standard, provided that the Head Lessee may not derogate from the provisions of clause 19.6(a) (Requirements for All Insurances) of the Model Lease without the prior written consent of the Relevant Agent.

11.3	Change

	(a)	If, at any time, the Lessor wishes on reasonable grounds to revoke its approval of any insurer, reinsurer, insurance or reinsurance, the Lessor, in consultation with the Relevant Agent and/or its brokers, shall consult with the Head Lessee and the Head Lessee's insurers or, if applicable, brokers (as for the time being approved by the Lessor) regarding whether that approval should be revoked to protect the interests of the parties insured, taking into account the rights of the Head Lessee under the Lease to revoke its approval of any insurer, reinsurer, insurance or reinsurance.

	(b)	If, following the consultation, the Lessor and the Relevant Agent consider (each acting on the instructions of the Export Credit Agencies) that any change should be made, the Head Lessee shall then promptly arrange or procure the arrangement of alternative cover approved by the Lessor.

11.4	Renewal The Head Lessee shall:

	(a)	notify the Lessee or their insurance brokers in accordance with the Head Lessee's normal operating procedures that the Insurances are due for renewal;

	(b)	ensure that the Lessee shall provide at least two (2) Business Days (or such longer period as is provided for in the Lease) before such expiry to the Lessor and the Relevant Agent confirmation that renewal certificates of insurance will be issued effective as of the termination date of the prior certificate of insurance coverage; and

	(c)	ensure that the Lessee shall provide to the Lessor and the Relevant Agent, on or prior to the expiry of each Insurance, a certificate or certificates of insurance signed by the insurers or the insurance broker and/or the reinsurers or the reinsurance broker, in a form acceptable to the Lessor and the Relevant Agent, providing evidence of insurance coverage pursuant to and in accordance with this Clause 11 as at the renewal date together with such other related documents as the Lessor may reasonably request, including updated letters of undertaking. If such certificates of insurance evidencing renewal are not available on or prior to the expiry of the Insurances, the Lessee may provide to the Lessor and the Relevant Agent a written notice from the insurance broker and/or re-insurance broker evidencing that the Insurances have been renewed in accordance with this Agreement provided that the certificates of insurance and/or re-insurance signed by the insurers or the insurance brokers and/or the reinsurers or the reinsurance broker are provided to the Lessor and the Relevant Agent within fifteen (15) days of such expiry date (or such shorter period as is provided for in the Lease).

11.5

Compliance

The Head Lessee shall comply with, and shall ensure that the Lessee complies with, each Insurance which may from time to time be imposed by the laws of the State of Registration or any state to, from or over which the Aircraft is from time to time flown insofar as the Insurance affects or concerns the operation of the Aircraft and in particular those requirements compliance with which is necessary to ensure that:

	(a)	the Aircraft is not in danger of damage, destruction, arrest, confiscation, seizure, forfeiture, impounding, detention or appropriation;

	(b)	the Insurances remain valid and in full force and effect; and

	(c)	the interests of the Relevant Parties in the Insurances and the Aircraft or any part thereof are not thereby prejudiced.

11.6	Compliance with policies

	(a)	The Head Lessee shall not, and shall ensure that the Lessee does not, use the Aircraft or cause or permit the Aircraft to be used for any purpose or in any manner not covered by any Insurance or outside any geographical limit imposed by any Insurance.

	(b)	The Head Lessee shall comply with, and shall ensure that the Lessee complies with, the Insurances and does not do, consent or agree to any act or omission which may invalidate or render void, voidable or unenforceable the whole or part of any of the

Insurances or bring any particular insured liability within the scope of an exclusion or exception to the Insurances.

11.7

Assignment

If a Relevant Party assigns any rights in and to the Insurances under and in accordance with the Transaction Documents, the Head Lessee shall, upon request and subject to the agreement of the insurers, procure that the assignee is added as additional assured in any policy effected under this Clause 11, so as to enjoy the same rights enjoyed by the assignor.

11.8

Other Insurances

The Head Lessee and the Lessee may not without the prior written consent of the Lessor take out insurances with respect to the Aircraft other than those required under this Clause 11 unless relating solely to liability insurances, hull total loss only or other coverage the effect of which will not and is not likely to be prejudicial to the Indemnitees.

11.9	Information

	(a)	The Head Lessee shall provide to the Lessor and the Relevant Agent on request:

		(i)	any information concerning the Insurances including a report from insurance brokers on the terms of the Insurances or the Insurers in respect thereof;

		(ii)	certified copies of all documents constituting, evidencing or regulating the terms of any required Insurance (or of relevant extracts therefrom);

		(iii)	evidence of payment by, or at the direction of the Head Lessee of each sum payable under or in connection with any required Insurance; and

		(iv)	such evidence as the Lessor may reasonably require of the Head Lessee's compliance with its obligations under this Clause 11.

	(b)	The Head Lessee shall forthwith notify the Lessor and the Relevant Agent of any event (including a Total Loss) which will or may give rise to a claim under any required policy in excess of the Damage Notification Threshold.

	(c)	The Head Lessee shall, before the Delivery Date and thereafter on or prior to each renewal date of each policy, at its own cost and expense, cause the insurance broker or, if appropriate, the insurers, the reinsurers and/or the reinsurance broker to issue a written undertaking in favour of the Lessor and the Finance Parties in respect of the Aircraft substantially in such form as the Lessor may approve.

11.10	Failure to insure

	(a)	If the Head Lessee fails to maintain or cause to be maintained Insurances in compliance with this Agreement:

		(i)	the Head Lessee shall, if the result is that:

(aa) hull and hull war insurance in an amount at least equal to the Required Insurance Value; or

(bb) liability insurance in the amount required by this Agreement,

is not in force with respect to the Aircraft, forthwith ground the Aircraft and keep the Aircraft grounded until such time as the Insurances are again in force or, if earlier, until the Lessor gives its consent for the Aircraft to continue to be operated; and

(ii)
the Head Lessee shall promptly notify the Lessor and the Relevant Agent of the non-compliance and provide the Lessor and the Relevant Agent with full details of any steps which the Head Lessee is taking, or proposes to take, in order to remedy such non-compliance and each of the Lessor and/or the Relevant Agent will be entitled but not bound (without prejudice to any other rights under this Agreement or the Relevant Agent's obligations to the Export Credit Agencies):

(aa)
to pay the premia due or to effect or maintain insurances satisfactory to the Lessor and the Relevant Agent or otherwise remedy such failure in such manner (including by effecting and maintaining an "owner's interest" policy) as the Lessor and the Relevant Agent consider appropriate whereupon the Head Lessee shall immediately reimburse the Lessor and/or the Relevant Agent for any amount so expended; and

(bb)
at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by the Lessor and the Relevant Agent, until such failure is remedied to the Lessor's and the Relevant Agent's satisfaction.

	(b)	If at any time the Lessor or the Relevant Agent considers that the insurances effected by the Head Lessee with respect to the Aircraft do not provide to the Relevant Parties a satisfactory breach of warranty endorsement (in the case of hull and war risks policies) or a satisfactory breach of warranty endorsement or cross-liability or severability of interests clause (in the case of liability policies), the Lessor may (in consultation with the Relevant Agent) consult with the Head Lessee and its insurers and/or brokers and following consultation, the Lessor or the Relevant Agent shall be entitled to effect and maintain an "owner's interest" policy in favour of the Indemnitees with such insurers and in such form as the Relevant Parties may consider appropriate whereupon the Head Lessee shall immediately reimburse the Lessor and/or the Relevant Agent for any amount so expended.

11.11	Continuing insurance for indemnity

	(a)	The Head Lessee shall continue to effect and maintain (at its own cost) insurance after the expiry of the Head Lease Period with respect to its liability under the indemnities in clause 14.1 (General indemnity) of the All Parties Agreement for such period as the Lessor may reasonably require (but for not more than two years after the Discharge Date or, if earlier, until completion of the next major overhaul with respect to the Aircraft) which provides for each Indemnitee to be named as additional insured.

	(b)	The Head Lessee's obligations under Clause 11.11(a) shall be satisfied if, following the expiry of a Lease, the relevant Lessee has effected the insurance required by that Clause.

11.12	Assignment of Insurances

	(a)	If at any time:

(i) the Lease requires the Lessee to provide to the Head Lessee an assignment of insurances and/or an assignment of re-insurances; or

(ii) the Head Lessee receives from the Lessee an assignment of insurances and/or an assignment of re-insurances in respect of the Insurances,

then the Head Lessee shall notify the Lessor and the Relevant Agent and shall, if requested by the Lessor or the Relevant Agent, as soon as reasonably practical enter into such assignment agreement with respect to the Insurances as the Lessor or the Relevant Agent may reasonably request in order to assign to the Lessor and the

Security Trustee such rights in the Insurances as the Head Lessee shall have received from the Lessee.

	(b)	The Head Lessee confirms for the benefit of the Lessor and the Security Trustee that, upon the occurrence of a Second Trigger Event, it will comply with the provisions of clause 10.3.1(e)(ii) (Second Trigger Event) of the All Parties Agreement.

12	Loss, damage and requisition

12.1	Total Loss of Aircraft or Airframe

	(a)	If a Total Loss of the Aircraft or the Airframe occurs prior to Delivery, the obligations of the Lessor and the Head Lessee under this Agreement will immediately terminate.

	(b)	If a Total Loss of the Aircraft or the Airframe occurs after Delivery, the Head Lessee shall pay to the Lessor, on or prior to the earlier of (i) sixty (60) days after the Total Loss Date and (ii) the date of receipt of insurance proceeds in respect of that Total Loss, the Final Payment.

12.2

Application of Proceeds

All proceeds of insurance received in respect of a Total Loss of the Aircraft or Airframe and any amounts received from the Head Lessee in respect of the Final Payment, shall be applied in accordance with the Proceeds Agreement.

13

Other Loss or damage

If the Aircraft suffers loss or damage not constituting a Total Loss of the Aircraft or the Airframe, all the obligations of the Head Lessee under this Agreement will continue and the Head Lessee shall promptly procure the repair or replacement of all damaged or lost Engines or Parts in accordance with this Agreement.

13.1	Surviving Engine(s)

	(a)	If a Total Loss of the Airframe occurs and any Engine or Engines (a Surviving Engine) has not become a Total Loss, the Lessor shall, if no Default has occurred which is continuing (subject to any applicable rights of salvage or of the insurers) procure that the Surviving Engine will be transferred to the Head Lessee in an "as-is, where is" condition without the benefit of any warranty by any Relevant Party, other than the warranty that the Lessor transfers such title as was passed to it, free and clear of all rights of the Lessor and free and clear of any Lessor Security Interests, promptly following irrevocable and unconditional receipt and retention by the Relevant Agent for or on behalf of the Lessor of the Final Payment.

	(b)	If prior to the transfer of title to a Surviving Engine, the Surviving Engine becomes a Total Loss, all insurance proceeds received in respect thereof shall, provided the Lessor has received and is entitled to retain the Final Payment, be paid to the Head Lessee.

13.2	Total Loss of Engine(s)

	(a)	If an Engine suffers a Total Loss in circumstances where the Airframe has not also suffered a Total Loss, the Head Lessee shall procure that the Lessee, as soon as reasonably practicable, and in any event no later than the earlier of (i) the date by which the Lessee is required to provide a replacement engine pursuant to the Lease and (ii) the date falling sixty (60) days after the Total Loss Date, furnishes the Lessor with a Replacement Engine.

	(b)	Following compliance with Clause 13.2(a), the Lessor shall, if no Default has occurred which is continuing (subject to any applicable rights of salvage or of the insurers) procure that the Engine which suffered the Total Loss will be transferred to the Lessee in an "as-is, where is" condition without the benefit of any warranty, other than the warranty that the Lessor transfers such title as was passed to it, free and clear of all rights of the Lessor and free and clear of any Lessor Security Interests.

13.3	Requisition

	(a)	If the Aircraft, any Engine or any Part is requisitioned for use or hire during the Head Lease Period then, except as provided in Clause 12.1 (Total Loss of Aircraft or Airframe), the leasing of the Aircraft to the Head Lessee under this Agreement will continue and the Head Lessee will remain responsible for the performance of all its obligations under this Agreement, other than obligations (which shall not include reporting requirements or payment of Rent) with which the Head Lessee is unable to comply solely by virtue of such requisition.

	(b)	The Head Lessee shall, as soon as practicable after the end of any requisition for use or hire (whether during or after the expiration of the Head Lease Period), cause the Aircraft to be put into the condition required by this Agreement, unless title to the Aircraft, any Engine or Part has passed to the Head Lessee in accordance with Clause 18 (Option to purchase).

	(c)	The Lessor shall apply any compensation actually received by it as a result of the requisition of the Aircraft, any Engine or Part in or towards discharge of Rent and other amounts due from the Head Lessee under this Agreement and the other Head Lessee Documents (including such amounts as may be required to restore the Aircraft to the condition required by this Agreement after the end of such requisition) and shall (subject to the provisions of the Proceeds Agreement) release to the Head Lessee any surplus remaining after such application.

	(d)	If the Aircraft is under requisition for use or hire at the end of the Head Lease Period, the leasing of the Aircraft under this Agreement shall (unless otherwise agreed between the parties) nevertheless be terminated at such end, but without prejudice to the accrued rights of the parties and the obligations of the Head Lessee.

14	Changes in circumstances and prepayment

14.1	Illegality and Increased Costs Event

	(a)	If, at any time, an Illegality Event or Increased Costs Event occurs the Parties shall (unless a Head Lease Event of Default is continuing) consult in accordance with clause 19 (Mitigation) of the All Parties Agreement.

	(b)	If, upon the expiry of such consultation period referred to in that clause, arrangements have not been agreed to the satisfaction of both the Lessor and the Head Lessee, then, at any time thereafter, either the Head Lessee, or, subject to Clause 14.1(c), the Lessor may serve on the other an irrevocable notice terminating the Head Lease Period. Any such termination will take effect on the date which is the earlier of:

(i) the Rent Payment Date immediately following the date of such notice; and

(ii) the date on which the ECA Loans are required to be prepaid in accordance with the ECA Loan Agreement.

	(c)	If the Illegality Event is such that pursuant to clause 7.1(b) (Mandatory prepayment – illegality) of the ECA Loan Agreement, one or more but not all Lenders are to be prepaid, then the provisions of Clause 14.2(b)(ii) (Prepayments under ECA Loan Agreement) will apply.

14.2	Prepayments under ECA Loan Agreement

	(a)	The Lessor will serve a notice of cancellation or prepayment under clauses 7.6(a), 7.7 or 7.9 of the ECA Loan Agreement only if requested by the Head Lessee to do so and, so long as no Default is at such time continuing and such request conforms to the requirements of the relevant provision of the ECA Loan Agreement, the Lessor will do so promptly if so requested.

	(b)	If the Lessor is or becomes obliged or elects to prepay any part or all of the ECA Loans pursuant to the terms of the ECA Loan Agreement:

(i)
if in part, the Head Lessee shall, on the date on which the Lessor is obliged to make the relevant prepayment under the ECA Loan Agreement, pay to the Lessor an amount equal to the amount of the prepayment to be paid under the ECA Loan Agreement together with any other amounts due in relation to such prepayment, by way of prepayment of Rent; or

(ii)
if in full, the Head Lessee shall, on the date on which the Loans become due and payable by the Lessor under the ECA Loan Agreement (the Loan Payment Date), pay to the Lessor the Final Payment in respect of all the ECA Loans.

	(c)	If the Head Lessee is required to pay to the Lessor the sums specified in Clause 14.2(b)(ii), the Termination Date shall be the Loan Payment Date.

15 15.1	Default Head Lease Events of Default Each of the events or circumstances set out in this Clause 15 is a Head Lease Event of Default and a repudiation of this Agreement by the Head Lessee.

15.2	Non-payment

	(a)	The Head Lessee does not pay on the due date any amount of Rent, Final Payment or Termination Amount payable by it under the Head Lessee Documents in the manner required by the Head Lessee Documents unless the non-payment is remedied within five (5) Business Days of the due date.

	(b)	The Head Lessee does not pay on the due date any other amount payable by it under the Head Lessee Documents in the manner required by the Head Lessee Documents unless the non-payment is remedied within:

(i) in the case of indemnity payments to which clause 14.9.2 of the All Parties Agreement applies, five (5) Business Days of the due date; or

(ii) otherwise, within ten (10) Business Days of the due date.

	(c)	The Head Lessee does not pay on the due date any other amount payable by it under the Head Lessee Documents in the manner required by the Head Lessee Documents unless the non-payment is remedied within ten (10) Business Days of the due date.

15.3	Insurance The Insurances required by this Agreement cease to be in full force and effect.

15.4

Breach of other obligations

The Head Lessee or the Guarantor does not comply with any of its obligations under the Transaction Documents to which it is a party not specifically referred to elsewhere in this Clause 15, unless the non-compliance:

	(a)	is, in the opinion of the Lessor, capable of remedy; and

	(b)	is remedied to the Lessor's satisfaction within thirty (30) days of the earlier of the Lessor giving notice to the Head Lessee to remedy such non compliance and the Head Lessee or the Guarantor, as the case may be, becoming aware of the non- compliance.

15.5	Misrepresentation

	(a)	Subject to Clause 15.5(b), a representation made or repeated by the Head Lessee or the Guarantor in any Transaction Document or in any document delivered by or on behalf of the Head Lessee or the Guarantor under any Transaction Document to which it is a party is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

		(i)	are, in the opinion of the Lessor, capable of remedy; and

(ii)
are remedied to the Lessor's satisfaction within thirty (30) days of the earlier of the Lessor giving notice to the Head Lessee to remedy such non-compliance and the Head Lessee or the Guarantor, as the case may be, becoming aware of the misrepresentation.

	(b)	Clause 15.5(a) shall not apply to:

		(i)	any Non-Repeating Head Lessee Representation which is deemed repeated pursuant to clause 3.22.2 (Times for making representations) of the All Parties Agreement;

		(ii)	any Head Lessee Illegality Representation which is deemed repeated pursuant to clause 3.22.2 or 3.22.3 (Times for making representations) of the All Parties Agreement;

		(iii)	any Non-Repeating Guarantor Representation which is deemed repeated pursuant to clause 4.22.2 (Times for making representations) of the All Parties Agreement; or

		(iv)	any Guarantor Illegality Representation which is deemed repeated pursuant to clause 4.22.2 or 4.22.3 (Times for making representations) of the All Parties Agreement.

15.6	Cross-default

	(a)	Any of the following occurs in respect of the Guarantor:

		(i)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(ii)
any of its Financial Indebtedness becomes prematurely due and payable otherwise than as a result of a voluntary prepayment timely made in the absence of any default or event of default (howsoever described); or

(iii)
notice is given by a creditor to the effect that any Financial Indebtedness of the Guarantor is being placed on demand, it being understood that the issuance of a reservation of rights letter (howsoever described) or any act on the part of, or notification or communication issued by, a creditor relating to any Financial Indebtedness which is not accompanied by, or does not include, an express statement that such indebtedness is being placed on demand shall not constitute notice that any Financial Indebtedness has been placed on demand, unless the aggregate amount of Financial Indebtedness falling within all or any of Clauses 15.6(a)(i) to (iii) is less than one hundred million Dollars ($100,000,000), or the equivalent in any other currency or currencies.

	(b)	Any of the Head Lessee's or the Guarantor's Financial Indebtedness which is being guaranteed, insured or otherwise covered by any of the Export Credit Agencies or Eximbank is not paid when due (after the expiry of any originally applicable grace periods).

15.7	Insolvency

	(a)	Any of the following occurs in respect of the Head Lessee:

		(i)	it is, or is deemed for the purposes of any Applicable Law to which it is subject to be, unable to pay its debts as they fall due or it is insolvent;

		(ii)	it admits its inability to pay its debts as they fall due;

		(iii)	by reason of actual or anticipated financial difficulties, it suspends making payments of any of its debts or announces an intention to do so;

		(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with its creditors or any class of them for the rescheduling or restructuring of any of the indebtedness owed to such creditors;

		(v)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

		(vi)	a moratorium is declared in respect of any of its indebtedness; or

		(vii)	any similar local law process not described in Clauses 15.7(a)(i) to (vi).

	(b)	Any of the following occurs in respect of the Guarantor:

		(i)	it is, or is deemed for the purposes of any Applicable Law to which it is subject to be, unable to pay its debts as they fall due or it is insolvent;

		(ii)	it commences a voluntary case or other proceeding seeking liquidation, reorganisation or other relief with respect to itself or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, liquidator, custodian or other similar official of it or any substantial part of its property;

		(iii)	it consents to any such relief or to the appointment of or taking possession by any such official in any voluntary case or other proceeding commenced against it;

		(iv)	it admits its inability to pay its debts generally as they come due;

		(v)	it makes a general assignment for the benefit of creditors;

		(vi)	it takes any corporate action to authorise any of the foregoing; or

		(vii)	any similar local law process not described in Clauses 15.7(b)(i) to (vi).

	(c)	If a moratorium occurs in respect of either of the Head Lessee or the Guarantor, the ending of the moratorium will not remedy any Head Lease Event of Default caused by the moratorium.

15.8	Insolvency proceedings

	(a)	Except as provided in Clause 15.8(c), any of the following occurs in respect of the Head Lessee:

(i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, examinership, or dissolution or any such resolution is passed;

(iii)
any person presents a petition, or files documents with a court or any registrar for, for its winding-up, administration, examinership, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv) an order for its winding-up, administration, examinership or dissolution is made

(v)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer is appointed in respect of it or all or a substantial part of its assets;

(vi)
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer; or

(vii) any other analogous step or procedure is taken in any jurisdiction.

	(b)	An involuntary case or other proceeding is commenced against the Guarantor seeking liquidation, reorganisation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.

	(c)	Paragraphs 15.8(a) and (b) do not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within ten (10) Business Days, in the case of the Head Lessee, or thirty (30) days, in the case of the Guarantor, of it having been presented to the court.

15.9

Creditors' process

Any expropriation, attachment, sequestration, distress, execution or analogous event affects all or a substantial part of the asset(s) of the Head Lessee or the Guarantor and is not discharged within ten (10) Business Days, in the case of the Head Lessee, or thirty (30) days, in the case of the Guarantor.

15.10	Material Adverse Effect

	(a)	Any event or series of events occurs which, in the opinion of the Lessor, has or is likely to have a material adverse effect on:

(i) the ability of the Head Lessee or the Guarantor to perform its obligations under the Transaction Documents and the Other Transaction Documents;

(ii) any right or remedy of any Relevant Party in respect of the Transaction Documents or the Other Transaction Documents; or

(iii) any interest of any Relevant Party in respect of the Aircraft.

	(b)	The Guarantor fails to comply with its obligations under clause 11.1 (Additional Security) of the All Parties Agreement within the time frame referred to in that clause.

15.11	Net Worth Event The occurrence of a Net Worth Event.

15.12

Authorisations

Any authorisation required by the Head Lessee or the Guarantor in connection with the Transaction Documents or to enable the Head Lessee or the Guarantor to perform its obligations under any of the Transaction Documents or to lease the Aircraft:

	(a)	is not obtained or effected by the time it is required;

	(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

	(c)	is not renewed when due; or

	(d)	is varied or renewed on revised terms and the consequence of this is or is likely to be:

(i) to prevent the Head Lessee or the Guarantor from performing its obligations under the Transaction Documents; and/or

(ii) to limit the rights of the Relevant Parties under this Agreement and the other Transaction Documents,

and, without prejudice to the Lessor's rights under Clause 15.10, is not remedied to the satisfaction of the Lessor and the Relevant Agent within thirty (30) days of its occurrence.

15.13	Revocation

	(a)	The Head Lessee or the Guarantor contests its obligations or liabilities under any Transaction Documents or otherwise repudiates or threatens to repudiate any of the Transaction Documents.

	(b)	The Head Lessee or the Guarantor challenges the existence, validity, enforceability or priority of the rights of any Relevant Party under any of the Security Documents.

15.14	Cessation of business

	(a)	The Head Lessee:

(i) ceases, or threatens to cease, to carry on business as an owner and operating lessor of commercial passenger aircraft; or

(ii) breaches its covenant given pursuant to clause 7.4 (Disposal of assets) of the All Parties Agreement.

	(b)	The Guarantor breaches any of the covenants given by it pursuant to clauses 8.1(c) (Guarantor covenants), 8.2(c) and 8.2 (d) (Additional Guarantor covenants) of the All Parties Agreement.

15.15

Registration

Other than as a result of any act or omission of the Lessee or any Sub-lessee, the registration of the Aircraft in the State of Registration is cancelled otherwise than as permitted by this Agreement or as a result of a Total Loss.

15.16

De-registration

If, other than as a result of any act or omission of the Lessee or any Sub-lessee, any authorisation necessary to enable the Lessor or the Security Trustee to repossess the Aircraft upon termination of the leasing of the Aircraft under this Agreement or to de-register and export the Aircraft from the State of Registration thereupon is modified in a manner materially adverse to the Lessor's or the Relevant Parties' interests or is not granted or is revoked, suspended, withdrawn or terminated or expires and is not renewed.

15.17	IDERA Other than as a result of any act or omission of the Lessee or any Sub-lessee, the Head Lessee does not provide the Lessor with the IDERA duly recorded by the Aviation Authority if required:

(a) pursuant to Clause 7.4 (Irrevocable de-registration and export request authorisation), within thirty (30) days of delivery of the Aircraft; or

(b) pursuant to Clause 8.4 (IDERA), within thirty (30) days of delivery of the Aircraft under a Permitted Sub-lease,

in each case if applicable.

15.18

Arrest

Other than as a result of any act or omission of the Lessee or any Sub-lessee, the Aircraft is arrested, confiscated, seized, taken in execution, impounded, forfeited or detained (in each case in exercise or purported exercise of any possessory lien or other claim) or otherwise taken from the possession of the Head Lessee, the Lessee or any operator thereof (otherwise than in circumstances which constitute, or would with the passage of time constitute, a Total Loss) and the Head Lessee fails to procure the release of the Aircraft within fifteen (15) days thereof.

15.19	Ownership The Head Lessee is not or ceases to be a wholly owned (directly or indirectly) Subsidiary of the Guarantor.

15.20	Other default The occurrence of an "Event of Default" (howsoever described) under any Other Head Lease.

15.21

Engines and Significant Parts

Other than as a result of any act or omission of the Lessee or any Sub-lessee, title to any Engine or Significant Part ceases to vest in the Lessor (other than in the case of an Engine, as a result of a Total Loss of that Engine) and such Engine or Significant Part has not been replaced by a Replacement Engine or a Replacement Part, as the case may be.

15.22	Deemed Head Lease Event of Default A Head Lease Event of Default is deemed to occur under any Head Lessee Document.

16	Lessor's rights

16.1	Termination of Head Lease Period

	(a)	If a Head Lease Event of Default is continuing, the Lessor may (without prejudice to any other rights of the Relevant Parties under this Agreement or the other Transaction Documents or at law) by notice to the Head Lessee:

		(i)	accept such repudiation and by notice to the Head Lessee and with immediate effect terminate the leasing of the Aircraft, whereupon the rights of the Head Lessee to lease the Aircraft under this Agreement will cease; and/or

		(ii)	proceed by appropriate court action to enforce performance by the Head Lessee of this Agreement and/or the other Transaction Documents and/or to recover damages for the breach of this Agreement; and/or

		(iii)	either:

(aa) take possession of the Aircraft, for which purpose the Lessor may enter any premises belonging to or in the occupation of or under the control of the Head Lessee where the Aircraft may be located; or

(bb)
require the Head Lessee to redeliver the Aircraft to the Lessor at such time and location in Western Europe as the Lessor may require and in compliance with the redelivery conditions specified in Clause 19 (Redelivery); and/or

		(iv)	sell by private or public sale, as the Lessor may determine, or hold, use, operate or lease to others the Aircraft as the Lessor in its sole discretion may determine, (all free and clear of any rights of the Head Lessee) in each case to the extent permitted by Applicable Law.

	(b)	The provisions of Clause 16.1(a) are without prejudice to the Head Lessee's obligations under this Agreement (including without limitation under Clauses 17 (Payments on termination), 18 (Option to purchase) and 19 (Redelivery) and any rights of the Lessee pursuant to the Notice of Charge.

16.2	Interim remedies and de-registration and export on a default The Head Lessee agrees that if a Head Lease Event of Default is continuing:

	(a)	in addition to all other remedies available, the Lessor will be entitled to obtain any of the orders specified in Article 20(1) of the Cape Town Convention and that Article 20 (4) of the Cape Town Convention will not apply; and

	(b)	the Lessor may procure the de-registration of the Aircraft, its export and physical transfer from the territory in which it is situated. [Cape Town Convention transactions only]

17 17.1

Payments on termination

Final Payment

On the termination of the leasing of the Aircraft after Delivery for any reason the Head Lessee shall pay to the Lessor, on the Termination Date, the Final Payment whereupon Clause 17.2 (Termination) will apply.

17.2	Termination Upon irrevocable payment by the Head Lessee and receipt by the Lessor of the Final Payment in full:

	(a)	the obligation of the Head Lessee to pay further Rent under this Agreement shall cease; and

	(b)	the Head Lease Period shall terminate.

18 18.1

Option to purchase

Upon expiry or termination of Head Lease Period

Provided that it has complied with all its obligations under the Head Lessee Documents (including the full, irrevocable and unconditional payment of the Final Payment under Clause 17 (Payments on termination)), the Head Lessee will be entitled by irrevocable notice in writing to the Lessor to purchase the Aircraft from the Lessor on the Termination Date by paying to the Lessor a purchase price of ten Dollars ($10) on such date.

18.2	Early termination

	(a)	The Head Lessee will be entitled to terminate the leasing of the Aircraft and purchase the Aircraft from the Lessor on any Payment Date (the Relevant Payment Date) provided that:

(i) no Head Lease Default is continuing;

(ii) no Total Loss of the Aircraft or Airframe has occurred; and

(iii) it has given irrevocable notice to the Lessor not less than three months nor more than six months prior to the Relevant Payment Date.

	(b)	The Head Lessee may exercise its rights under Clause 18.2(a) by paying to the Lessor, on the Relevant Payment Date, the Final Payment. On payment in full of the Final Payment, the leasing of the Aircraft under this Agreement shall terminate on the Relevant Payment Date.

	(c)	Notwithstanding Clause 18.2(a), if the Security Trustee has served a notice on the Guarantor pursuant to clause 11.1.1 (Additional Security) of the All Parties Agreement, the Head Lessee may terminate the leasing of the Aircraft and purchase the Aircraft from the Lessor on any date (the Relevant Termination Date) falling within the fifteen (15) Business Day period following the date such notice is deemed to have been given in accordance with clause 28.3.1 (Effectiveness) of the All Parties Agreement provided that:

(i) no Total Loss of the Aircraft or Airframe has occurred; and

(ii) it has given irrevocable notice to the Lessor at least ten days prior to the Relevant Termination Date.

	(d)	The Head Lessee may exercise its rights under Clause 18.2(c) by paying to the Lessor, on the Relevant Termination Date, the Final Payment. On payment in full of the Final Payment, the leasing of the Aircraft under this Agreement shall terminate on the Relevant Termination Date.

18.3	Transfer of title Any purchase of the Aircraft by the Head Lessee pursuant to this Clause 18 will, unless the Lessor otherwise agrees in writing, be on the following terms:

	(a)	the Lessor shall transfer such title to the Aircraft as the Lessor acquired from the Manufacturer pursuant to the Aircraft Purchase Agreement and the Purchase Agreement Assignment, subject to any Security Interests other than Lessor Security Interests; the Lessor will evidence the transfer of such title by executing in favour of and delivering to the Head Lessee a bill of sale in respect of the Aircraft;

	(b)	the transfer shall be on an "as is, where is" basis without the benefit of any warranty, other than the warranty that the Lessor transfers such title as was passed to it, free and clear of all rights of the Lessor and free and clear of any Lessor Security Interests;

	(c)	no continuing obligation of any kind shall be assumed by the Lessor in relation to the Aircraft or its condition or operation following the date of purchase; and

	(d)	the Lessor will, at the Head Lessee's expense, procure that any remaining interest of the Lessor in the warranties in respect of the Aircraft, Engines and Parts is assigned or otherwise made available to the Head Lessee to the extent permitted by the Manufacturer, the Engine Manufacturer or the manufacturer of the relevant Part, as applicable.

19 19.1

Redelivery

Redelivery

On the Termination Date, other than following a Total Loss of the Aircraft or the Airframe or where the Head Lessee takes title to the Aircraft pursuant to Clause 18 (Option to purchase), the Head Lessee shall redeliver the Aircraft at the Redelivery Location. The Head Lessee shall take all such steps as the Lessor may reasonably require to procure the deregistration and, if applicable, export of the Aircraft from its location or Habitual Base.

19.2	Condition of Aircraft The Head Lessee shall ensure that on Redelivery:

	(a)	the Aircraft shall be clean by international airline standards and otherwise in such condition as to demonstrate that the Head Lessee has in all respects complied with the obligations on its part contained in this Agreement;

	(b)	unless otherwise requested by the Lessor, the Aircraft shall be painted in white livery with all logos and markings or evidence of these removed or painted over;

	(c)	the Airframe shall have undergone and cleared, immediately prior to Redelivery, an annual check ("C" check) in accordance with the Manufacturer's maintenance manual and each Engine and major component shall have undergone and cleared a shop visit or overhaul equivalent thereto completed within no more than thirty (30) days prior to the Termination Date;

	(d)	the Aircraft shall be free and clear of all Security Interests (other than Lessor Security Interests);

	(e)	all Engines and all Parts shall be installed on the Aircraft;

	(f)	the Airframe, the Engines and all Parts shall be in as good a condition as when originally accepted by the Head Lessee under this Agreement and in proper operating condition suitable for immediate operation in revenue-producing passenger flights;

	(g)	the Aircraft shall be in substantially the same configuration and have installed the same or equivalent avionics and other equipment, safety equipment and appurtenances as when the Aircraft was originally delivered to the Head Lessee under this Agreement (save as replaced and upgraded in accordance with this Agreement);

	(h)	the Head Lessee shall deliver to the Lessor a current certificate of airworthiness issued by the Aviation Authority in the public transport (passenger) category and, if the Lessor so requires, a certificate of airworthiness for export and such current certificates of maintenance issued as allows the Aircraft to be used for the public transport of passengers under the regulations of the Aviation Authority;

	(i)	the Head Lessee shall deliver to the Lessor all the Manuals and Technical Records, or, if these are airline specific, procure the delivery to the Lessor of appropriate substitute manuals and technical records;

	(j)	the Aircraft shall comply with all relevant mandatory airworthiness directives issued by the Aviation Authority;

	(k)	the Head Lessee shall transfer to the Lessor the benefit of any subsisting warranties in respect of the Aircraft to the extent permitted by the Manufacturer, the Engine Manufacturer and the manufacturers of the Parts, as applicable; and

	(l)	the Head Lessee shall transfer to the Lessor the benefit of all intellectual property rights in relation to the Aircraft or otherwise make the same available to the Lessor (or its assignee) on a permanent basis.

19.3	Inspections

	(a)	Prior to Redelivery, the Head Lessee shall make the Aircraft and the Manuals and Technical Records available to the Lessor and the Relevant Agent (or their respective agents or nominees) for inspection for a duration sufficient to verify before Redelivery occurs that the condition of the Aircraft complies with the provisions of this Clause 19.

	(b)	If requested by the Lessor, and as part of such inspection, Head Lessee shall perform an acceptance flight during normal business hours, for a period of not more than two (2) hours in order to ascertain that all systems and their components are functioning satisfactorily.

	(c)	Two (2) persons designated by the Lessor or the Relevant Agent may participate in such demonstration flight and one (1) pilot designated by the Lessor or the Relevant Agent may accompany the Head Lessee's pilot and occupy the observer's seat during such demonstration to the extent permitted by the Aviation Authority.

	(d)	If the Aircraft is leased to a Lessee pursuant to a Lease, the Head Lessee's obligations under this Clause 19.3 shall be satisfied if the Lessor and the Security Trustee (or their appointed representatives) are entitled to be present at and take part in any pre-redelivery inspection or test flights to be performed in accordance with the Lease.

19.4	Remedy of defects

	(a)	If, on purported Redelivery, the Lessor (or its agents or nominees) determines that the Aircraft is not in the condition specified in Clause 19.2 (Condition of Aircraft), the Lessor may require the Head Lessee at the Head Lessee's own expense, to remedy any defects or deficiencies in the Aircraft and the Head Lessee shall promptly comply with any such requirement.

	(b)	If the Head Lessee fails so to comply, the Lessor or the Relevant Agent may remedy such defects and deficiencies and recover on demand from the Head Lessee the costs so incurred, together with interest at the Default Rate from the date of expenditure by the Lessor or, as the case may be, the Relevant Agent, of the relevant cost until the date of recovery thereof from the Head Lessee (both before, on and after any relevant judgment).

19.5	Cancellation of registration On Redelivery, the Head Lessee shall:

	(a)	forthwith take all such steps as may be necessary to cancel the existing registration of the Aircraft;

	(b)	deliver to the Lessor all certificates relating to the Aircraft required by law on any transfer of or alteration to the registration thereof; and

	(c)	execute and deliver to the Lessor all transfers and other documents necessary to have the Aircraft registered in the name of any other person nominated by the Lessor.

20 20.1

Further provisions

Delegation

The Lessor may, upon notice to the Head Lessee, delegate to any person or persons all or any of the rights, powers or discretions vested in it by this Agreement and any such delegation may be made upon such terms and conditions as the Lessor in its absolute discretion thinks fit.

20.2	Consent of the Relevant Agent The Head Lessee acknowledges and agrees that:

	(a)	any consent or approval to be given under this Agreement by the Lessor;

	(b)	any waiver to be granted by the Lessor hereunder; and

	(c)	any discretion to be exercised,

may be given, granted or exercised by the Relevant Agent or if given, granted or exercised by the Lessor is subject to the prior consent or approval of the Relevant Agent. It is further acknowledged and agreed that the Lessor shall not be held to be acting unreasonably if it is acting in accordance with the directions of the Relevant Agent.

21	Governing law

This Agreement is governed by English law.

22

Dispute resolution

The provisions of clause 32 (Dispute resolution) of the All Parties Agreement shall apply insofar as it relates to any dispute between the Lessor and the Head Lessee as if set out in this Agreement, mutatis mutandis.

23	Counterparts This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 – Aircraft Description

Aircraft Manufacturer:	Airbus

Model:	[** ]

Serial Number:	[** ]

Registration Mark:	[** ]

Engines

Engine Manufacturer:	[** ]

Model:	[** ]

Serial Numbers:	[as specified in the Acceptance Certificate]

Schedule 2 - Form of Acceptance Certificate

To:	Madeleine Leasing Limited as the Lessor

Date:	[** ]

Aircraft Head Lease dated [**                ] (the Head Lease) between [**                ] and [**                ] relating to one Airbus [**                ] aircraft with manufacturer's serial number [**                ] (the Aircraft).

Terms used in this Certificate bear the meanings given to such terms in the Head Lease.

The Head Lessee confirms that as at _________ hours [(GMT)] on _________ being the Delivery Date at [**                ]

(a)

the Aircraft was examined and duly accepted by the Head Lessee in accordance with and subject to the provisions of the Head Lease and the execution and delivery of this Certificate further confirms the acceptance of the Aircraft by the Head Lessee as satisfactory to it and otherwise for all purposes of the Head Lease;

(b)	the manufacturer's serial numbers of the installed Engines are [** ]

(c)	the conditions precedent referred to in clause 2.2 of the Head Lease have been met or waived or deferred to the satisfaction of the Head Lessee;

(d)	the manufacturer's serial number of the APU installed on the Aircraft is [** ];

(e)	the Head Lease is in full force and effect and henceforth the Aircraft will be subject to the terms and conditions of the Head Lease;

(f)

the Lessor has fully, duly and timely performed all of its obligations of every kind or nature then due and owing under the Head Lease and the Head Lessee has no current claims, offsets, deductions, set-off or defences of any kind or nature in connection with the Head Lease;

(g) (h)

the Aircraft is insured in accordance with the Head Lease;

the representations made by the Head Lessee in clause 3 of the All Parties Agreement and the representations and warranties made by the Head Lessee contained in the other Head Lessee Documents are, by reference to the facts and circumstances existing today, true and accurate as if made on the date hereof;

(i) (j)	no Total Loss or damage to the Aircraft has occurred; and no Head Lease Default is continuing.

For and on behalf of
CIT Aerospace International

Name:

Title:

[AGREED:

For and on behalf of
Madeleine Leasing Limited

Name:

Title:               ]

Schedule 3 - Insurance requirements

1	Insurance with respect to the Aircraft The insurance coverage required to be obtained and maintained by the Head Lessee with respect of the Aircraft is as follows:

	(a)	"Hull All Risks" of loss or damage whilst flying and on the ground with respect to the Aircraft on an agreed value basis for an amount at least equal to the highest Required Insurance Value in the relevant policy year applicable from time to time;

	(b)	"All Risks" (including "War and Allied Risk" except when on the ground or in transit other than by air) property insurance on all Engines and Parts when not installed on the Aircraft on an "agreed value" basis for their full replacement value and including engine test and running risks; and

	(c)	"Hull War and Allied Perils" to at least the same extent as wide as LSW555D, including confiscation and requisition by the State of Registration, on an agreed value basis for an amount at least equal to the highest Required Insurance Value in the relevant policy year applicable from time to time;

2 2.1	Terms of Hull Insurance The Insurances required under paragraph 1 (Insurance with respect to the Aircraft) above shall to the extent not in conflict with AVN67B:

	(a)	Additional Assureds: name each Relevant Party and each Export Credit Agency as an additional assured for its respective rights and interests;

	(b)	Settlement of Losses: include a loss payable section that provides that all insurance proceeds in respect of a Total Loss shall be settled in Dollars and shall be payable to the Relevant Agent or its designee and that all other insurance proceeds shall be paid in accordance with the terms of this Agreement;

	(c)	Deductibles: be subject to such exclusions and deductibles as the Lessor and the Relevant Agent may approve (acting reasonably) and in no event shall the deductible under "Hull All Risks" and the "Hull War and Allied Perils" insurance exceed US$1,000,000 or such higher figure as the Lessor and the Relevant Agent may approve (acting reasonably);

	(d)	No Option to Replace: confirm that the insurers are not entitled to replace the Aircraft in the event of an insured Total Loss;

	(e)	No Discharge by Broker: confirm that the insurers will not obtain a valid discharge of the obligations under the Insurances by payment to the broker, notwithstanding market practice to the contrary; and

	(f)	Engines: provide that the minimum permitted agreed value amount of the "Hull All Risks" and "Hull War and Allied Perils" shall increase to include the value of any engine attached to the Airframe which is not an Engine.

2.2

If separate insurances are arranged to cover the "Hull All Risks" insurance and the "Hull War and Allied Perils" and related insurances, the underwriters subscribing to such insurance shall agree that in the event of any dispute as to whether a claim is covered by the "Hull All Risks" or "Hull War and Allied Perils" policies, such claim be settled on a 50/50 claim funding basis in accordance with the standard London market wording (AVS103) (or similar).

3	Liability Insurance with respect to the Aircraft

	(a)	Subject to paragraph (c) below the Head Lessee shall obtain and maintain a policy or policies of comprehensive insurance covering aircraft and airline general third party legal liability, bodily injury and property damage, passenger legal liability, baggage, cargo and mail for a combined single limit of not less than [** ][3] for any one occurrence.

	(b)	The Head Lessee shall procure such policy or policies covers war risks and allied perils in accordance with extended coverage endorsement AVN 52(D) or (E) with an extended aggregate coverage limit of not less than [** ][4] any one occurrence and in the annual aggregate.

	(c)	If the Relevant Agent or the Lessor, in either case on the basis of advice received from an independent insurance adviser, believes any limit set out in paragraph (a) or (b) above should be revised upwards, it shall be replaced by such higher limit (if any) as an independent insurance adviser acceptable to the Relevant Agent and to the Lessor may consider appropriate in the light of circumstances prevailing in the international airline industry at the time.

4 4.1	Terms of Liability Insurance The Insurance required under paragraph 3 (Liability Insurance with respect to the Aircraft) above shall to the extent not in conflict with AVN 67B:

	(a)	Additional Assureds: include each of the Indemnitees, as additional assureds for their respective rights and interests warranted, each as to itself only, no operational interest;

	(b)	Severability: include a severability of interests clause which provides that the insurance, except for the limit of liability, will operate to give each assured the same protection as if there were a separate policy issued to each assured; and

	(c)	Primary Policy: contain a provision confirming that the policy is primary without right of contribution and the liability of the insurers will not be affected by any other insurance of which any Indemnitee may have the benefit so as to reduce the amount payable to the additional assureds under such policies.

5 5.1	Terms of All Insurances All Insurances will:

	(a)	Best Industry Practice: be in accordance with best industry practice in the international aviation insurance market for major air carriers carrying passengers;

	(b)	Dollars: provide cover denominated in Dollars;

	(c)	Worldwide: provide for worldwide coverage subject to such limitations and exclusions as may be imposed by the insurers from time to time in accordance with the then prevailing market practice provided the Lessor (acting reasonably) does not consider any such limitation or exclusion to be materially prejudicial to the interests of the Relevant Parties;

	(d)	Documents: specifically reference this Agreement, the ECA Loan Agreement, the Proceeds Agreement, the Mortgage, the Security Assignment and any other

3 CIT to advise their agreed limits for each aircraft/lessee: the ECAs will determine on a case-by-case basis whether CIT's agreed limit will be acceptable after taking insurance advice.
4 See footnote 3 above

Transaction Documents notified to the Head Lessee from time to time for such purpose;

	(e)	Breach of Warranty: provide that, in relation to the interests of each of the additional assureds, the Insurances will not be invalidated by any act or omission (including misrepresentation and non-disclosure) by the Head Lessee or any other person which results in a breach of any term, condition or warranty of the Insurances and shall insure the interests of each of the additional assureds regardless of any breach or violation by the Head Lessee or any other person save to the extent that the additional assured seeking the protection of any warranty, declaration or condition, contained in such Insurances caused, contributed to or knowingly condoned the said act or omission;

	(f)	Premia: provide that the additional assureds will have no responsibility for the payment of any premia due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set-off or counter- claim in respect of any premium due against the respective interests of the additional assureds other than outstanding premia relating to the Aircraft, any Engine or Part;

	(g)	Cancellation/Change: provide that the insurers or insurance broker shall promptly notify the Lessor and the Relevant Agent in the event of cancellation of, or any material change in, the Insurances or any part thereof or any act or omission or any event that might invalidate or render unenforceable the Insurances in whole or in part or in the event that any premium or instalment of premium has not been paid when due and that the Insurances shall continue unaltered for the benefit of each Indemnitee as additional insured for at least thirty (30) days after written notice by registered mail of such cancellation, change, event or non-payment of premium or instalment thereof has been given the Lessor and the Relevant Agent, except in the case of War Risks for which seven (7) days notice (or such other period as may be customarily available in respect of Hull War and Allied Perils) will be given;

	(h)	Reinsurance: if reinsurance is required pursuant to Clause 11.1 (Insurances), such reinsurance will:

(i) be on the same terms as the original insurances and will include the provisions of this Schedule;

(ii)
provide that, notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured, the reinsurers' liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

(iii) contain a "cut-through" clause in the form generally used from time to time in the London reinsurance market.

6 6.1	Deductibles As between the Head Lessee and the Relevant Parties, the Head Lessee shall be responsible for any deductibles under the Insurances.

7 7.1	Application of Insurance Proceeds The Insurances will be endorsed to provide for payment of proceeds as follows:

	(a)	Total Loss: all insurance payments received as the result of a Total Loss will be paid to the Relevant Agent or its designee;

	(b)	Other Losses:

(i) each Lease shall contain provisions corresponding to those stated in clause 20.6 (Repairable Damage) of the Model Lease;

(ii)
subject to paragraph (b)(iii) below all insurance proceeds occurring during the Head Lease Period not constituting a Total Loss shall be applied in accordance with the provisions of the Lease corresponding to clause 20.6 (Repairable Damage) of the Model Lease, provided that if a Significant Default has occurred and is continuing the Head Lessee shall not give its approval for the release of any such insurance proceeds equalling or exceeding the Damage Notification Threshold without the prior written consent of the Lessor and the Relevant Agent;

(iii)
subject to paragraph (c) below, if a Lease Event of Default has occurred and is continuing, all insurance proceeds occurring during the Head Lease Period not constituting a Total Loss and equalling or exceeding the Damage Notification Threshold will be paid to Relevant Agent for application in payment (or to reimburse the Head Lessee or the Lessee, as the case may be) for repairs or replacement property upon the Lessor being satisfied that the repairs or replacement have been effected in accordance with this Agreement;

	(c)	Liability Proceeds: all insurance proceeds in respect of third party liability will, except to the extent paid by the insurers to the relevant third party, be paid to the Relevant Agent to be paid directly in satisfaction of the relevant liability or to the Head Lessee in reimbursement of any payment so made; and

	(d)	Head Lease Default: notwithstanding the foregoing paragraphs, if, at the time of the payment of any such insurance proceeds, a Head Lease Default is continuing, all such proceeds will be paid to or retained by the Relevant Agent to be applied toward payment of any amounts which may be or become payable by the Head Lessee or the Lessor in such order as the Relevant Agent may elect.

7.2

To the extent that insurance proceeds are paid to the Head Lessee, the Head Lessee agrees to comply with the foregoing provisions and apply or pay over such proceeds as so required. The Head Lessee agrees not to settle or permit settlement of any claims arising under any of the Insurances in respect of an amount in any currency equal to or exceeding the Damage Notification Threshold or make any payable in connection therewith without the prior written consent of the Lessor and the Relevant Agent.

8

AVN 67B

The Head Lessee may maintain insurances in respect of the Aircraft for the purposes of this Agreement which incorporate the terms and conditions of Airline Finance/Head Lease Contract Endorsement AVN67B. To the extent that any provision of AVN67B conflicts or is otherwise inconsistent with the requirements of this Agreement relating to insurances, then (so long as it is general practice to insure aircraft financed or leased on the basis of such endorsement) such conflicting or inconsistent provision of AVN67B shall prevail and such endorsement shall be deemed to satisfy the requirements of this Agreement.

Schedule 4 – Form of Eurocontrol Letter

[PRINT ON LESSEE HEADED PAPER]

Central Route Charge Office
European Organisation for the Safety of Air Navigation
96, rue de la Sisee
11-30 Brussels
Belgium

[date]

Dear Sirs

Air Navigation Charges: one (1) Airbus A**                aircraft bearing manufacturer's serial number **                and current registration mark **

We have leased one (1) Airbus A**                aircraft bearing manufacturer's serial number **                and current registration mark **                (the Aircraft) from CIT Aerospace International (the Lessor). The Lessor has leased the Aircraft from Madeleine Leasing Limited (the Owner) and the Aircraft is subject to a mortgage in favour of ABN AMRO Bank N.V. in its capacity as security trustee on behalf of certain financial institutions (in such capacity, the Security Trustee).

We wish to enable the Lessor, the Owner and the Security Trustee to monitor the value of air navigation charged incurred by us in relation to the Aircraft and all other aircraft operated by us.

To this end, we hereby irrevocably and unconditionally authorise you, on request by the Lessor, the Owner or the Security Trustee from time to time, to provide the Lessor, the Owner and the Security Trustee with a general statement of account in relation to charges incurred by us due to Eurocontrol. We hereby undertake to reimburse you in respect of any extra costs which you may incur as a result of providing such general statements of account or other information to the Lessor, the Owner or the Security Trustee.

This authorisation may only be revoked by a written instruction signed by the Lessor, the Owner and the Security Trustee.

Please sign and return to us a copy of this letter to indicate (or otherwise acknowledge) your acceptance of the above instruction.

Yours faithfully

duly authorised for and on behalf of
[Lessee]

Signed by	)
duly authorised for and	)
on behalf of	)
Madeleine Leasing Limited	)

Signed by	)
duly authorised for and	)
on behalf of	)
CIT Aerospace International	)